As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REMEC, INC.

(Exact name of Registrant as specified in its charter)

California	95-3814301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3790 Via de la Valle, Del Mar,

CA 92014

(858) 505-3713

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Donald J. Wilkins

Vice President,

General Counsel and Secretary

3790 Via de la Valle, Del Mar,

California 92014

(858) 505-3713

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Randall B. Schai, Esq.

Heller Ehrman White & McAuliffe LLP

333 Bush Street

San Francisco, California 94104-2878

Telephone: (415) 772-6000

Facsimile: (415) 772-6268

Approximate date of commencement of proposed sale to the public:

From time to time as soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	1,857,726	$7.85	$14,583,149	$1,179.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers any additional securities of Registrant that become issuable by reason of any stock dividend, stock split, recapitalization, reorganization or similar event effected without receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market on December 15, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the Securities and Exchange Commission relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

Subject to Completion, dated December 19, 2003

Prospectus

REMEC, INC.

1,857,726 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, of up to 1,857,726 shares of our common stock, par value $0.01 per share, by the selling shareholders. The 1,857,726 shares represent approximately 3% of our current outstanding common stock, including the shares offered under this prospectus. The shares of common stock were issued to the selling shareholders pursuant to an agreement and plan of merger by and among REMEC, Paradigm Wireless Systems, Inc. and Paradigm Acquisition Sub, Inc.

Information regarding the selling shareholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of these shares by the selling shareholders under this prospectus.

Our common stock trades on the Nasdaq National Market under the symbol “REMC.” On December 18, 2003, the closing sale price for our common stock, as reported on the Nasdaq National Market, was $8.60 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on Page 2 of this prospectus for risks you should consider. You should read the entire prospectus carefully before you make any investment decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are only offering to sell, and seeking offers to buy, shares of REMEC common stock in jurisdictions where offers and sales are lawfully permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

In this prospectus, “REMEC,” the “Registrant,” “we,” “us” and “our” refer to REMEC, Inc.

The date of this prospectus is

PROSPECTUS SUMMARY

This prospectus relates to the resale of up to 1,857,726 shares of our common stock by the selling shareholders who are former stockholders of Paradigm Wireless Systems, Inc. The selling shareholders may sell their shares of our common stock in the open market at prevailing market prices or in private transactions at negotiated prices. The selling shareholders may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from a selling shareholder or from a purchaser and this compensation might be in excess of the compensation customary in the type of transaction involved. We provide more information about how the selling shareholders may sell their shares in the section of this prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of the 1,857,726 shares of our common stock offered by the selling shareholders.

Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 2 and the financial statements included in our other filings with the Securities and Exchange Commission before making an investment.

SUMMARY OF INFORMATION ABOUT REMEC

REMEC was incorporated in California in January 1983. Our principal executive offices are located at 3790 Via de la Valle, Del Mar, California 92014, and the telephone number for that location is (858) 505-3713. Our Internet address is http://www.remec.com. The information on our website is not incorporated by reference into this prospectus.

REMEC designs and manufactures high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks in the defense and commercial sectors. Our products are designed to improve the capacity, efficiency, quality and reliability of wireless communications infrastructure equipment. We also develop and manufacture highly sophisticated wireless communications equipment used in the defense industry, including communications equipment integrated into electronic systems for tactical aircraft, ships, ground systems, satellites, missile systems and smart weapons. We manufacture products that operate at the full range of frequencies currently used in wireless communications transmission, including radio frequencies, or “RF,” microwave frequencies and millimeter wave frequencies. By offering products that cover the entire frequency spectrum for wireless communications, we are able to address opportunities in the worldwide mobile wireless communications market and defense markets.

On November 10, 2003, REMEC completed its acquisition of Paradigm Wireless Systems, Inc. The primary business of Paradigm Wireless Systems is the provision of RF power amplifiers to the telecommunications infrastructure industry. REMEC acquired Paradigm Wireless Systems pursuant to an agreement and plan of merger dated as of November 7, 2003 by and among REMEC, Paradigm Wireless Systems and Paradigm Acquisition Sub, Inc., a wholly-owned subsidiary of REMEC. Under the terms of the merger agreement, REMEC issued 1,892,107 shares of its common stock in consideration for the acquisition of all of the outstanding securities of Paradigm Wireless Systems with the exception of shares of Series B Preferred Stock of Paradigm Wireless Systems.

RI SK FACTORS

You should carefully consider the following risks and uncertainties before you invest in our common stock. Investing in our common stock involves risk. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also “Special Note Regarding Forward-Looking Statements.”

Current economic conditions are uncertain.

Current conditions in the domestic and global economies are extremely uncertain. As a result, it is difficult to estimate the level of growth, if any, for the economy as a whole, and even more difficult to estimate growth, if any, in the specific markets in which we participate. Because our budgeting and forecasting are dependent upon estimates regarding the markets we serve, the prevailing economic uncertainty renders estimates of future income and expenditures even more difficult than usual to make. The future direction of the overall domestic and global economies will have a significant impact on our overall performance.

The terrorist attacks in 2001, current conflicts in the Middle-East and the potential for future terrorist attacks and conflicts have created many economic and political uncertainties that have severely impacted the global economy. We experienced a further decline in demand for our products after the terrorist attacks in 2001. The long-term effects of these economic and political uncertainties on our business and the global economy remain unknown.

Operating in the commercial wireless communications industry carries certain risks.

Our success in the commercial wireless market depends in large part on investments by our customers in expensive wireless infrastructure equipment. Because the commercial wireless market has only recently begun to develop, it is difficult to predict the rate at which this market will grow, if at all. This market is currently experiencing a downturn, and as a result our customers may continue to reduce their capital expenditures in response to current or anticipated reductions in consumer demand for their products and services. If the current economic uncertainty continues, demand for our commercial wireless products may be sharply reduced or may fail to develop, which would adversely affect our revenues. In addition, the need to invest in the engineering, research and development and marketing required to penetrate markets and maintain service and support capabilities limits our ability to reduce expenses during downturns.

Our operations may be adversely affected by energy shortages.

In the past, California has experienced shortages of electrical power. This condition has periodically resulted in rolling brown-outs or the temporary and generally unannounced loss of the primary electrical power source. Our facilities in San Diego, Poway, Escondido and Milpitas are powered by electricity. Currently, we do not have secondary electrical power sources to mitigate the impacts of temporary or longer-term electrical outages. Although the immediate threat of power shortages in California has decreased, our operating facilities may experience brown-outs, black-outs or other consequences of the shortage, and may be subject to usage restrictions or other energy consumption regulations that could adversely impact or disrupt our research and development, manufacturing and other activities.

The failure of our customers to sell wireless communications network solutions that include our subsystems and integrated components would harm our sales.

In general, our integrated components and subsystems must be custom designed for use in our customers’ products. As a result, we sell our products to a relatively small group of customers, and our products must be specifically engineered for each customer. While we select our customers based on our assessment of their ability to succeed in the marketplace, we cannot be sure of their success. If our customers are not successful, the length of time required to re-engineer our product for another customer may delay our sales or prohibit us from getting our products to the marketplace in a timely manner or at all.

Our production schedules and manufacturing processes may cause fluctuations in quarterly results.

Our quarterly results have varied significantly in the past and are likely to continue to vary significantly. These fluctuations are due to a number of factors, including the following: timing, cancellation or rescheduling of customer estimates for product; customer orders and shipments; pricing and mix of products sold; introduction of new products; our ability to obtain components and subassemblies from contract manufacturers and suppliers; and variations in manufacturing efficiencies. Any one of these factors could substantially affect our results of operations for any particular fiscal quarter.

Our continued efforts to service the defense market may limit our growth in revenues.

We make a substantial portion of our sales to the U.S. defense market. As a result, lower defense spending by the U.S. government could materially reduce our revenues. Lower defense spending by the U.S. government on REMEC programs might occur because of defense budget cuts, general budget cuts or other causes.

We expect to continue to derive a substantial portion of our revenues from defense programs and to develop microwave products for defense applications. If a significant defense program or contract ends, and we fail to replace sales from that program or contract, our revenues will decline. In addition, a large portion of our expenses are fixed and difficult to reduce, thus magnifying the negative effect of any shortfall in revenue.

Our defense development contracts could cause our quarterly results to fluctuate.

We have entered into more defense industry development contracts as a source of defense revenues. Development contracts are contracts for the development of products, rather than the production of existing products and they tend to be fixed price contracts that generally result in lower gross profit margins than production contracts. As a result, our increased reliance on development contracts has led to increased quarterly fluctuations in sales and gross profit margins. Accordingly, our comparative performance from one fiscal quarter to the next is not necessarily an accurate indicator of our future performance.

Our exclusive arrangements with some customers may limit our pursuit of market opportunities and may result in a loss of revenues.

We have granted some of our customers exclusivity on specific products, which means that we are only permitted to sell those specially engineered products to them. We expect that in some cases our existing customers and new customers may require us to give them exclusivity on new products that we make for them. By entering into exclusive arrangements, we may forego opportunities to supply these products to other companies. In addition, if we enter into exclusive relationships with customers who prove to be unsuccessful, our revenues will be negatively affected. We may not be able to establish business relationships with, or negotiate acceptable arrangements with, significant customers in the future. Also, our current or future arrangements with significant customers may not continue or be successful.

Our dependence on a few sole suppliers may decrease our timeliness of product delivery to customers.

In some cases, we rely on sole suppliers or limited groups of suppliers to provide us with services and materials necessary for the manufacture of our products. If we are not able to obtain sufficient allocations of these components, our production and shipment of product will be delayed, we may lose customers and our profitability may be affected.

Other risks relating to our reliance on sole suppliers include reduced control over productions costs, delivery schedules, reliability and quality of materials. Any inability to obtain timely deliveries of acceptable quality materials, or any other circumstances that would require us to seek alternative suppliers, could adversely affect our ability to deliver products to our customers. While it is unlikely that costs from our major suppliers will increase as costs are strictly managed through long term contracts, if they did, we may suffer losses if we are unable to recover such cost increases under fixed price production commitments to our customers.

Fixed-price contracts may increase risks of cost overruns and product non-performance.

Our customers establish demanding specifications for product performance, reliability and cost. Most of our customer contracts are firm fixed price contracts. Firm fixed price contracts provide for a predetermined fixed price for the products we make, regardless of the costs we incur. We have made pricing commitments to customers based upon our expectation that we will achieve more cost effective product designs and automate more of our manufacturing operations.

Manufacture of our products is an extremely complex process. We face risks of cost overruns or order cancellations if we fail to achieve forecasted product design and manufacturing efficiencies or if products cost more to produce than expected. The expense of producing products can rise due to increased cost of materials, components or labor, or other factors. We may have cost overruns or problems with the performance or reliability of our products in the future.

Our success in pursuing sales in international markets may be limited by risks related to international trade and marketing.

For the fiscal year ended January 31, 2003, approximately 34% of our revenue was derived from sales to customers residing outside the U.S. In addition, some of our U.S.-based customers who integrate our subsystems into their products may sell into these international markets. Adverse international economic conditions or developments, particularly economic instability in Asia, have in the past and could in the future negatively affect our direct sales and sales by our customers into these regions which would impact our revenues.

In addition to the uncertainty as to our ability to maintain and expand our international presence, there are certain risks inherent in foreign operations, including: delays resulting from export restrictions on certain products and technologies; fluctuations in foreign currencies and the U.S. dollar; loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks; overlap of different tax structures; seasonal reductions in business activity; and risks of increases in taxes and other government fees. In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws.

Increasing our international market presence may be difficult and costly.

We may seek to expand our presence in international wireless communications and related markets by entering into partnerships or alliances with OEMs and service providers in those countries and acquiring complementary international business. We have had limited experience in partnering with international entities and managing international operations. The success of our ability to increase our international market presence is dependent on a number of factors, including the success of our domestic operations, level of funding, stability of our stock price, ability to produce competitive international products, attraction and retention of key employees at our international locations and our execution of strategic objectives.

We may encounter difficulties in effectively integrating acquired businesses.

Over the last several years we have acquired a number of companies. Acquisitions may result in potentially dilutive issuances of equity securities, incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could harm our profitability. In addition, acquisitions involve numerous risks, including, among other things: higher than estimated acquisition expenses; difficulties in successfully assimilating the operations, technologies and personnel of the acquired company; diversion of management’s attention from other business concerns; risks of entering markets in which we have no or limited direct prior experience; and the potential loss of key employees and customers as a result of the acquisition. There can be no assurance as to the effect of future acquisitions on our business or operating results.

Competition among technology companies for experienced engineers and other personnel may affect our ability to sustain our growth expectations.

We depend on attracting and retaining competent personnel in all areas of our business, including management, engineering, manufacturing, quality assurance, finance, marketing and support. In particular, our development efforts depend on hiring and retaining qualified engineers. We believe that engineers, including highly skilled microwave engineers, with the skills necessary to develop products for wireless communications are in high demand. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. If we are unable to hire a sufficient number of engineering personnel, we may be unable to support the growth of our business, and as a result, our sales may suffer.

We may not be able to adequately protect or enforce our intellectual property rights, which could harm our competitive position.

Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary technologies and processes, it is possible that certain of our competitors or other parties may obtain, use or disclose our technologies and processes. We have been issued a number of patents and other patent applications are currently pending. We cannot assure that any additional patents will be issued. Even if a new patent is issued, the claims allowed may not be sufficiently broad to protect our technology. In addition, any of our existing or future patents may be challenged, invalidated or circumvented. Moreover, any rights granted under these patents may not provide us with meaningful protection. If our patents do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents.

Our stock price may fluctuate significantly.

The market price of our common stock, like the stock prices of many companies in the telecommunications industry, is subject to wide fluctuations in response to a variety of factors, including: actual or anticipated operating results; announcements of technological innovations; announcements of new products or new contracts by us, our competitors or customers; government regulatory action; developments with respect to wireless telecommunications; and general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations. These fluctuations have particularly affected the market prices for the stocks of technology companies and have often been unrelated to the operating performance of particular companies. The market price of our common stock has been highly volatile and may continue to be highly volatile.

SPECIAL NOTE RE GARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents previously filed by us with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and made a part hereof:

1.	Our Current Report on Form 8-K filed with the SEC on March 19, 2003;

2.	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the SEC on April 30, 2003;

3.	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 7, 2003;

4.	Our Current Report on Form 8-K filed with the SEC on June 4, 2003;

5.	Our Current Report on Form 8-K filed with the SEC on June 11, 2003;

6.	Our Quarterly Report on Form 10-Q filed with the SEC on June 16, 2003;

7.	Our Current Report on Form 8-K filed with the SEC on September 8, 2003;

8.	Our Quarterly Report on Form 10-Q filed with the SEC on September 15, 2003;

9.	Our Current Report on Form 8-K filed with the SEC on September 16, 2003;

10.	Our Current Report on Form 8-K filed with the SEC on September 23, 2003; and

11.	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on December 13, 1995.

All documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares of our common stock offered by this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: REMEC, Inc., 3790 Via de la Valle, Del Mar, CA 92014, Attention: Investor Relations, telephone: (858) 505-3713.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares offered by this prospectus.

SELLING SHAREHOLDERS

In connection with our acquisition of Paradigm Wireless Systems, Inc. on November 10, 2003, we issued shares of our common stock to the selling shareholders identified in the table below, and we agreed to register such shares for resale. We also agreed to use reasonable efforts to keep the registration statement effective until the earliest of:

•	the second anniversary of the effective date of the registration statement;

•	the date when all such shares have been sold to the public;

•	the date when all such shares may be sold in any three month period under Rule 144 under the Securities Act of 1933; or

•	the date when all such shares are freely transferable without restriction under the Securities Act of 1933.

Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of their shares.

The following table sets forth the names of the selling shareholders, the number of shares of REMEC common stock owned beneficially by each selling shareholder as of December 19, 2003 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided to us by the selling shareholders.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares. Under the SEC rules, shares issuable upon the exercise of currently exercisable warrants are considered outstanding for purposes of calculating the percentage owned by a person, but not for purposes of calculating the percentage owned by any other person.

As explained below under “Plan of Distribution,” we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.

	Shares Beneficially Owned Prior to Offering		Shares Offered	Shares Beneficially Owned After the Offering(2)
Selling Shareholder:	Number	Percent(1)		Number	Percent(1)
Ki Y. Nam and Yeong H. Nam, Trustees of the Nam Family Trust dated February 17, 1997(3)	697,319	1.14%	697,318	—	—
Yeong Hee Nam, as Designated Guardian for Michelle Lee Nam(5)	970	*	969	—	—
Yeong Hee Nam, as Designated Guardian for Justin Lee Nam(5)	970	*	969	—	—
Mellon Ventures, L.P.(5)	432,936	*	432,936	—	—

	Shares Beneficially Owned Prior to Offering		Shares Offered	Shares Beneficially Owned After the Offering(2)
Selling Shareholder:	Number	Percent(1)		Number	Percent(1)
Alfonso G. Cordero, Trustee of the Cordero Family Trust(5)	431,793	*	431,793	—	—
CNH, LLC(5)	171,665	*	171,665	—	—
Hung Chang Co., Ltd.(5)	34,385	*	34,385	—	—
Ace Venture Capital Partnership No. 2(5)	34,385	*	34,385	—	—
Seoulbank(5)	34,385	*	34,385	—	—
William J. Simpson, Trustee of the Simpson Family Trust(5)	1,719	*	1,719	—	—
Lester Hill and Betty Hill, Trustees of the 1987 Hill Family Trust dated April 28, 1995(5)	13,754	*	13,754	—	—
Winston E. Hickman and Donna J. Hickman, Trustees of The Hickman Trust 1996 dated October 7, 1996(4)	2,063	*	2,063	—	—
Curtis W. McConnell, Trustee of The Erica J. Hoopes Trust(5)	343	*	343	—	—
Curtis W. McConnell, Trustee of The Christopher Hickman Trust(5)	343	*	343
Curtis W. McConnell, Trustee of The David W. Hickman Trust(5)	343	*	343	—	—
Curtis W. McConnell, Trustee of The Winston Marc Hickman Trust(5)	343	*	343	—	—

*	Less than one percent

1)	Based upon 61,333,996 shares of common stock outstanding on December 16, 2003, including the 1,857,726 shares offered under this prospectus. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

2)	Assumes only shares offered hereby are sold, and that the selling shareholders do not sell any other shares that they currently hold.

3)	Mr. Nam is Senior Vice President, Business Development of REMEC. Mr. Nam’s holdings include 91,928 shares that are subject to an escrow agreement with REMEC.

4)	Mr. Hickman is the Chief Financial Officer of REMEC. Mr. Hickman’s holdings include 740 shares that are subject to an escrow agreement with REMEC.

5)	This person or entity was a stockholder of Paradigm Wireless Systems, Inc., which was acquired by REMEC on November 10, 2003. The holdings of this person or entity includes shares that are subject to an escrow agreement with REMEC related to the acquisition in the amount indicated below:

Shareholder	Shares

Yeong Hee Nam, as Designated Guardian for Michelle Lee Nam	348

Yeong Hee Nam, as Designated Guardian for Justin Lee Nam	348

Mellon Ventures, L.P.	93,654

Alfonso G. Cordero, Trustee of the Cordero Family Trust	42,608

Hung Chang Co., Ltd.	12,333

Ace Venture Capital Partnership No. 2	12,333

Seoulbank	12,333

William J. Simpson, Trustee of the Simpson Family Trust	617

Lester Hill and Betty Hill, Trustees of the 1987 Hill Family Trust dated April 28, 1995	4,933

Curtis W. McConnell, Trustee of The Erica J. Hoopes Trust	123

Curtis W. McConnell, Trustee of The Christopher Hickman Trust	123

Curtis W. McConnell, Trustee of The David W. Hickman Trust	123

Curtis W. McConnell, Trustee of The Winston Marc Hickman Trust	123

PLAN OF DISTRIBUTION

We will receive no proceeds from this offering. The shares offered by this prospectus may be sold by the selling shareholder from time to time in a variety of ways. These include on the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of these methods of sale. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholder may effect sale transactions by selling the shares to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling shareholder and any broker-dealers or agents that participate with the selling shareholder in the distribution of the shares may under certain circumstances be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder may agree to indemnify broker-dealers against certain liabilities, including liabilities under the Securities Act.

Any broker-dealer participating in the distribution of shares as agent may receive commissions from the selling shareholder (and, if it acts as agent for the purchaser of the shares, from the purchaser).

Broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares. Brokers-dealers who acquire shares as principal may thereafter resell these shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of shares commissions computed as described above.

Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. The selling shareholder will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

The selling shareholder will pay all commissions and other expenses associated with the sale of shares by the selling shareholder. The shares offered by this prospectus are being registered pursuant to contractual obligations, and we have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling shareholder. We have not made any underwriting arrangements with respect to the sale of shares offered by this prospectus.

We and the selling shareholders have agreed to cross-indemnification between us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of our common stock, including liabilities under the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov, as well as at our website at http://www.remec.com. You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549 and at the regional offices of the SEC at 233 Broadway, New York, New York 10279 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Rooms.

EXPERTS

The consolidated financial statements of REMEC appearing in REMEC’s Annual Report (Form 10-K) for the year ended January 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and editing.

LEGAL MATTERS

The legality of the issuance of the securities being offered by this prospectus is being passed upon by Heller Ehrman White & McAuliffe LLP, San Francisco, California.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC Registration Fee. All of the fees described in the following table will be paid by REMEC.

SEC Registration Fee	$1,180
Printing and Engraving	10,000
Accounting Fees	7,500
Legal Fees and Disbursements	30,000
Miscellaneous	1,320

Total:	$50,000

Item 15.	Indemnification of Officers and Directors.

The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Sections 204(a) and 317 of the General Corporation Law of California. Sections 204(a) and 317 of the General Corporation Law of California provides that a corporation has the power to indemnify any of its agents who are made a party to, or are threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Proceeding”) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another enterprise, against expenses, judgments, fines, certain settlements and other amounts actually and reasonably incurred by the agent in connection with a Proceeding. Section 317 of the General Corporation Law of California also provides that to the extent an agent of a corporation has been successful on the merits in defense of any Proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in connection with that Proceeding.

Articles Fourth and Fifth of the Registrant’s Restated Articles of Incorporation provide as follows:

“Fourth: The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.”

“Fifth: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions, or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Code.”

Article V of Registrant’s Bylaws, as amended, provides as follows:

“The corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the California General Corporation Law; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the California General Corporation Law.”

The Registrant has entered into indemnification agreements with certain of its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, if any, pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is accordingly unenforceable.

Item 16.	Exhibits.

The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit Number	Description of Exhibit
5.1	Opinion of Heller Ehrman White & McAuliffe LLP.
23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on page II-4).

Item 17.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on December 19, 2003.

REMEC, Inc.

By	/s/ Ronald E. Ragland

Ronald E. Ragland Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald E. Ragland and Thomas H. Waechter, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ronald E. Ragland Ronald E. Ragland	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 19, 2003

/s/ Winston E. Hickman Winston E. Hickman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2003

/s/ Martin Cooper Martin Cooper	Director	December 19, 2003

/s/ Thomas A. Corcoran Thomas A. Corcoran	Director	December 19, 2003

/s/ Mark D. Dankberg Mark D. Dankberg	Director	December 19, 2003

/s/ William H. Gibbs William H. Gibbs	Director	December 19, 2003

/s/ Andre R. Horn Andre R. Horn	Director	December 19, 2003

/s/ Harold E. Hughes Harold E. Hughes	Director	December 19, 2003

/s/ Jeffrey M. Nash Jeffrey M. Nash	Director	December 19, 2003

/s/ Robert W. Shaner Robert W. Shaner	Director	December 19, 2003

REMEC, INC.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Heller Ehrman White & McAuliffe LLP.

23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Power of Attorney (included on page II-4).